EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-107041 on Form S-8 of our report dated June 23, 2015 appearing in this Annual Report on From 11-K of United Fire Group 401(k) Plan included for the year ended December 31, 2014.

/s/ Clifton Larson Allen LLP
Clifton Larson Allen LLP
Cedar Rapids, Iowa
June 23, 2015